Exhibit 4.2

JAMDAT MOBILE INC.

FOURTH AMENDED AND RESTATED VOTING AGREEMENT

        This Fourth Amended and Restated Voting Agreement, dated as of October 24, 2003 (the "Agreement"), is entered into by and among the persons and entities set forth on the signature pages hereto under the caption "Holders" (each, a "Holder", and collectively, the "Holders"), and JAMDAT Mobile Inc., a Delaware corporation (the "Company").

        Reference is made to that certain Series D Preferred Stock Purchase Agreement, dated as of October 24, 2003 (the "Purchase Agreement"), by and among the Company and certain of the Holders (the "New Holders"), as well as to the Fourth Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on October 24, 2003 (the "Certificate"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement or in the Certificate.

        WHEREAS the Company and certain of the Holders entered into that certain Voting Agreement, dated as of February 26, 2001 (the "First Voting Agreement").

        WHEREAS the Company and certain of the Holders entered into that certain Amended and Restated Voting Agreement, dated March 19, 2001, which amended, restated and superceded the First Voting Agreement, that certain Second Amended and Restated Voting Agreement, dated April 26, 2001, which amended, restated and superceded the Amended and Restated Voting Agreement and that certain Third Amended and Restated Voting Agreement, dated August 30, 2002 (the "Prior Voting Agreement"), which amended, restated and superceded the Second Amended and Restated Voting Agreement.

        WHEREAS the undersigned Holders hold sufficient shares of the Company's capital stock to constitute at least the Majority Common Stockholders, the Majority Founders Preferred Stockholders, the Majority Series B Preferred Stockholders (including at least one holder of Series B Preferred Stock other than a Patricof Stockholder) and the Majority Series C Preferred Stockholders (as all such terms are defined under the Prior Voting Agreement), such that the Company and the undersigned Holders may amend, restate and supercede the Prior Voting Agreement with this Agreement on behalf of all parties thereto and the Company and such Holders desire to amend and restate the Prior Voting Agreement.

        WHEREAS it is a condition to the Closing (as defined in the Purchase Agreement) of the sale and purchase of the Company's 8% Series D Convertible Preferred Stock (the "Series D Convertible Preferred Stock") under the Purchase Agreement by the New Holders that the parties hereto amend and restate the Prior Voting Agreement and enter into this Agreement with the New Holders and that this Agreement be in full force and effect as of the Closing.

        NOW, THEREFORE, the parties hereto hereby amend, restate and supercede the Prior Voting Agreement in its entirety as follows:

        1.    Voting Agreement.

          1.1    Board Representation.

            (a)   Upon the execution and delivery of this Agreement, the Board of Directors of the Company (the "Board") shall consist of five members in accordance with the following:

              (1)   One member of the Board (including any vacancies with respect thereto) (the "Common Stock Director"), shall initially be nominated and elected by the holders of a majority of the Common Stock voting as a separate class (the "Majority Common Stockholders") and shall be the Chief Executive Officer of the Company. The Common Stock Director shall initially be Mitch Lasky.

              (2)   One member of the Board (including any vacancy with respect thereto) (the "Series B Preferred Director") will be nominated and elected by the holders of a majority of the Series B Convertible Preferred Stock voting as a separate class (the "Majority Series B Preferred Stockholders"). The Series B Preferred Director shall initially be Paul Vais.

              (3)   One member of the Board (including any vacancy with respect thereto) (the "Series C Preferred Director") will be nominated and elected by the holders of a majority of the Series C Convertible Preferred Stock voting as a separate class (the "Majority Series C Preferred Stockholders"). The Series C Preferred Director shall initially be a representative of QUALCOMM Incorporated ("Qualcomm").

              (4)   One member of the Board (including any vacancy with respect thereto) (the "Series D Preferred Director") will be nominated and elected by the holders of a majority of the Series D Convertible Preferred Stock voting as a separate class (the "Majority Series D Preferred Stockholders"). The Series D Preferred Director shall initially be Bill Gurley, a representative of Benchmark Capital Partners ("Benchmark").

              (5)   One member of the Board (including any vacancies with respect thereto) (the "Outside Director") will be elected by the holders of a majority of the Common Stock and Convertible Preferred Stock, voting as a single class and shall be a person who is not affiliated with the Company or any Holder and shall be acceptable to a majority of the Company's other directors. The Outside Director shall initially be the nominee of a majority of the Company's other directors specified above.

            (b)   All directors shall be elected at a meeting of stockholders (or by written consent in lieu of such meeting) and shall serve until the annual meeting of the stockholders next succeeding such director's election and until such director's successor is elected and qualified, or as otherwise provided in the Company's bylaws. Any director nominated by the holders of a particular series of Convertible Preferred Stock may be removed during such director's term of office, either with or without cause, by and only by the affirmative vote of holders of a majority of the outstanding shares of such series of Convertible Preferred Stock entitled to nominate such director given at a special meeting of stockholders duly called or by an action or written consent for that purpose. Any vacancy existing or created in the offices of any such directors may only be filled as provided in this Section 1.

          1.2    Voting.    The Holders agree to take all actions necessary to effect the provisions of this Section 1, including voting their shares in favor of the directors designated pursuant to Section 1.1. No Holder will take any actions, including voting its shares, in a manner which is inconsistent with the provisions of this Section 1.

          1.3    Grant of Proxy.    Upon the failure of any party to vote their voting securities of the Company in accordance with the terms of this Agreement, such party hereby grants to a stockholder designated by the Board of Directors of the Company a proxy coupled with an interest in all voting securities of the Company owned by such party, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 1.3 is amended to remove such grant of proxy, to vote all such voting securities in the manner provided in Section 1 hereof.

        2.    Covenants of the Company.    The Company agrees to use commercially reasonable efforts to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company's commercially reasonable efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the holders of a majority of the outstanding voting securities held by the parties hereto assuming conversion of all outstanding securities in order to protect the rights of the parties hereunder against impairment. The Company shall reimburse the Series B Preferred Director, the Series C Preferred Director and the Series D Preferred Director for all reasonable expenses incurred by such parties in connection with attendance of meetings of the Board pursuant to this Agreement upon presentation of appropriate documentation regarding such expenses.

        3.    No Liability for Election of Recommended Directors.    Neither the Company nor the Holders, nor any officer, director, shareholder, partner, employee or agent of such party, if any, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party's execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

        4.    Board Attendance.    So long as Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., L.P., Apax Excelsior VI-B C.V., L.P., and Patricof Private Investment Club III, L.P. (collectively, the "Patricof Stockholders") continue to hold at least 33% of the shares of Series B Preferred Stock held as of February 26, 2001, the Board shall permit a representative of the Patricof Stockholders to attend all meetings of the Board as provided in this Section 4 (the "Patricof Representative"). A representative of Apax Excelsior VI, L.P. shall be the initial Patricof Representative. The Patricof Representative may be changed at any time upon written notice from the Patricof Stockholders. To the extent practicable, the Board shall give the Patricof Representative reasonable advance notice of the time and location of all meetings of the Board and shall provide the Patricof Representative with all materials provided to the Board in connection with each meeting; provided, however, that the Patricof Representative may be excluded from meetings or portions thereof, and written information may be withheld from the Patricof Representative, to the extent (i) the Board is advised that such action is necessary to maintain attorney client privilege or is required by the terms of any confidentiality or similar agreement or (ii) such meeting or portion thereof or such written information relates to negotiations between the Company and the Patricof Stockholders concerning its rights and obligations as a stockholder of the Company. To the extent the Patricof Representative is unable to attend any Board meeting in person, reasonable efforts shall be made to enable the Patricof Representative to attend telephonically. The Patricof Representative shall also sign a confidentiality agreement in his individual capacity (i) to maintain in confidence and not to disclose to any person other than members of the Board any information obtained as a result of the rights provided in this Section 4 ("Confidential Board Information"), (ii) not to use any Confidential Board Information for any purpose adverse to the Company or for any other purpose other than in connection with the Patricof Stockholders' ownership interest in the Company and (iii) to return to the Company all Confidential Board Information upon request if Patricof Stockholders shall at any time cease to be stockholders of the Company. If any other person is designated as the Patricof Representative at any time in the future, the right of such person to serve in such capacity shall be conditioned upon the execution by such person of a confidentiality agreement consistent with the immediately preceding sentence.

        5.    Committees of the Board of Directors.

          5.1    For so long as the Patricof Stockholders have one or more directors appointed to the Board, one such director shall be a member of each of the nominating, compensation, stock option and audit committees of the Board, when, as and if such committees are constituted by the Board. Nothing herein shall be construed to prevent more than one director appointed by the Patricof Stockholders from serving as a member of such committee provided that such committee consists of members other than the directors appointed by the Patricof Stockholders.

          5.2    For so long as the Majority Series C Preferred Stockholders have one or more directors appointed to the Board, one such director shall be a member of each of the nominating, compensation, stock option and audit committees of the Board, when, as and if such committees are constituted by the Board.

        6.    Certificates.

          6.1    Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed on all certificates representing capital stock of the Company, the following restrictive legend (the "Legend"):

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT BY AND AMONG THE HOLDER OF THESE SHARES, CERTAIN INVESTORS IN THE CAPITAL STOCK OF THE CORPORATION AND THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

          6.2    At any time after the termination of this Agreement in accordance with Section 8, any holder of a stock certificate bearing a legend pursuant to Section 6.1 may surrender such certificate to the Company for removal of the Legend, and the Company will duly reissue a new certificate without the Legend.

        7.    Successors in Interest.    The provisions of this Agreement shall be binding upon the successors in interest to any of the capital stock held by the parties to this Agreement. The Company shall not permit the transfer of any of such capital stock on its books or issue a new certificate representing any of such capital stock unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof.

        8.    Termination.    This Agreement shall continue in full force and effect from the date hereof and will terminate on the earlier of (a) the written consent of the Majority Common Stockholders, the holders of a majority of the Convertible Preferred Stock voting as a separate class, (b) the conversion into Common Stock of all of the issued and outstanding shares of Series B Preferred Stock Series C Preferred Stock and Series D Preferred Stock, (c) the tenth (10th) anniversary of the date of this Agreement, (d) as to the Patricof Stockholders, such time as any or all of the Patricof Stockholders shall have sold, assigned, transferred or otherwise hypothecated at least 75% of the aggregate number of shares of Series B Preferred Stock held by such parties as of February 26, 2001, and at such time the Patricof Stockholders shall cease to have any rights under this Agreement, including, without limitation, the rights set forth in Sections 1, 4 and 5 hereof, (e) as to QUALCOMM, such time as QUALCOMM shall have sold, assigned, transferred or otherwise hypothecated at least 75% of the aggregate number of shares of Series C Preferred Stock held by QUALCOMM as of August 30, 2002, and at such time Qualcomm shall cease to have any rights under this Agreement, including, without limitation, the rights set forth in Sections 1 and 5 hereof, (f) as to Benchmark, such time as Benchmark shall have sold, assigned, transferred or otherwise hypothecated at least 75% of the Preferred Stock held by Benchmark as of the date hereof to entities or persons not affiliated with Benchmark, and at such time, Benchmark shall cease to have any rights under this Agreement, including, without limitation, the rights set forth in Sections 1 and 2 hereof, (g) the closing of a public offering by the Company of its securities to the general public pursuant to a registration statement filed under the Securities Act of 1933, as amended, (h) such time as the Company first becomes subject to the reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or (i) the closing of a transaction or series of transactions that result in a deemed liquidation, as defined in Article IV, Section 3(b) of the Certificate. This Agreement is coupled with an interest and may not be revoked during the term of this Agreement.

        9.    Manner of Voting.    The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

        10.    Stock Splits, Stock Dividends, etc.    In the event of any issuance of shares of the Company's voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.

        11.    Notices, etc.    All notices and other communications required or permitted hereunder shall be in writing (or in the form of a telex or telecopy (confirmed in writing) to be given only during the recipient's normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours) and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, or telex or telecopy (as provided above) addressed (a) if to a Holder, at the address for such Holder set forth on the signature pages hereto or at such other address as such Holder shall have furnished to the Company in writing or (b) if to the Company, to the address of its principal executive offices and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished in writing to the Holders, and with a copy to Sheppard, Mullin, Richter & Hampton LLP, Attention C. Thomas Hopkins, Esq., 800 Anacapa Street, Santa Barbara, CA 93101-2212, Facsimile: 805-568-1955.

        Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if by telex or telecopy pursuant to the above, when received.

        12.    Miscellaneous.

          12.1    Each Holder represents and warrants to the other Holders that, as of the date of this Agreement, (i) such Holder will own its capital stock, as applicable, free and clear of liens or encumbrances, and has not executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to such capital stock, as applicable, and (ii) such Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Holder enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

          12.2    If and whenever capital stock held by a Holder, as applicable, is sold, the Holders shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of such capital stock, as applicable, to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with the provisions of this Agreement.

          12.3    The parties hereto hereby declare that it is extremely difficult and may be impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement, and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim of defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

          12.4    This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

          12.5    This Agreement may be amended only by an instrument in writing signed by the Company, the Majority Common Stockholders and the holders of a majority of the Convertible Preferred Stock voting as a separate class. Notwithstanding the foregoing, no consent other than the Company's shall be necessary to add additional holders of Common Stock as Holders bound under this Agreement.

          12.6    If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          12.7    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

          12.8    No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

          12.9    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature page delivered by a facsimile or telecopy machine shall be binding to the same extent as an original.

          12.10    This Agreement and the other agreements and documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner with respect to the subject matter hereof by any representations, warranties or covenants except as specifically set forth herein.

          12.11    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Voting Agreement as of the day and year first above written.

COMPANY:		Address:
JAMDAT MOBILE INC., a Delaware corporation		3415 S. Sepulveda Blvd., Suite 500 Los Angeles, CA 90034
By:	/s/ MITCH LASKY
Name:	Mitch Lasky
Title:	CEO
HOLDERS:		Address:
eCOMPANIES WIRELESS, LLC		2121 Colorado Avenue, 3rd Floor Santa Monica, CA 90404
By:	/s/ CYNTHIA WATTS
Name:	Cynthia Watts
Title:
Address:
3415 S. Sepulveda Blvd., Suite 500
/s/ MITCH LASKY		Los Angeles, CA 90034
Mitch Lasky
Address:
3415 S. Sepulveda Blvd., Suite 500
/s/ MICHAEL MARCHETTI		Los Angeles, CA 90034
Michael Marchetti
Address:
3415 S. Sepulveda Blvd., Suite 500
/s/ SCOTT LAHMAN		Los Angeles, CA 90034
Scott Lahman

APAX EXCELSIOR VI, L.P.		Address:
By:	Apax Excelsior VI Partners, L.P., Its General Partner	445 Park Avenue New York, NY 10022
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ PAUL VAIS
Name:	Paul Vais
Title:	Vice President
APAX EXCELSIOR VI-A C.V. L.P.		Address:
By:	Apax Excelsior VI Partners, L.P., Its General Partner	445 Park Avenue New York, NY 10022
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ PAUL VAIS
Name:	Paul Vais
Title:	Vice President
APAX EXCELSIOR VI-B C.V. L.P.		Address:
By:	Apax Excelsior VI Partners, L.P., Its General Partner	445 Park Avenue New York, NY 10022
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ PAUL VAIS
Name:	Paul Vais
Title:	Vice President
PATRICOF PRIVATE INVESTMENT CLUB III, L.P.		Address:
By:	Apax Excelsior VI Partners, L.P., Its General Partner	445 Park Avenue New York, NY 10022
By:	Patricof & Co. Managers, Inc. Its General Partner
By:	/s/ PAUL VAIS
Name:	Paul Vais
Title:	Vice President

QUALCOMM INCORPORATED		Address:
By:	/s/ WILLIAM E. KEITEL	QUALCOMM Incorporated
Name:	William E. Keitel	5775 Morehouse Drive
Title:	Senior Vice President and Chief Financial Officer	San Diego, CA 92121-1714
Phone:
Fax: 858-845-1249 Attention: General Counsel
SUN MICROSYSTEMS, INC.		Address:
By:		Brian Sutphin
Name:		VP, Corporate Strategy and Planning
Title:		Sun Microsystems, Inc. 4120 Network Circle MS: SCA12-302 Santa Clara, CA 95054 Phone: (650) 960-1300 Fax: (408) 276-4202 Email: brian.sutphin@sun.com
With a copy to:
Don Scully, CB1S The Northern Trust Company Re: Sun Microsystems, Inc. 801 S. Canal Street Chicago, IL 60607 Phone: (312) 557-6309 Fax: (312) 557-6502 Email: ds71@ntrs.com
INTEL CAPITAL CORPORATION		Address:
By:	/s/ RAVI JACOB	Intel Capital Corporation
Name:	Ravi Jacob	c/o Intel Corporation
Title:	Vice President, Finance & Enterprise Services Group Asst Treasurer, M&A	Attn: Intel Capital Portfolio Manager 2200 Mission College Blvd., M/S RN6-46 Santa Clara, CA 95052 Fax Number: 408-765-6038
With a copy by e-mail to: Portfolio.manager@intel.com

SHEPPARD, MULLIN, RICHTER & HAMPTON, LLP		Address:
333 S. Hope Street, 48th Floor Los Angeles, CA 90071
By:	/s/ DAVID H. SANDS
Name:	David H. Sands
Title:	Partner
HOPKINS-KANEOKA FAMILY TRUST, U/T/D JULY 2, 2002		Address: 800 Anacapa Street Santa Barbara, CA 93101
By:	/s/ C. THOMAS HOPKINS
Name:	C. Thomas Hopkins
Title:	Trustee

BENCHMARK CAPITAL PARTNERS IV, L.P.
as nominee for
Benchmark Capital Partners IV, L.P.
Benchmark Founders' Fund IV, L.P.
Benchmark Founders' Fund IV-A, L.P.
Benchmark Founders' Fund IV-B, L.P.
and related individuals		Address: 2480 Sand Hill Road Menlo Park, CA 94025 With a copy to:
By:	Benchmark Capital Management Co. IV, L.L.C., its general partner	Gunderson Dettmer Attention: Brett A. Pletcher 155 Constitution Drive Menlo Park, CA 94025 Phone: (650) 463-5341 Fax: (650) 321-2800
By:	/s/ STEVEN SPURLOCK
Name:
Title:
SPRINT eWIRELESS, INC.		Address:
By:	/s/ PAUL S. REDDICK	6160 Sprint Parkway
Name:	Paul S. Reddick	KSOPHI1414-4A175
Title:	VP Business Development & Strategy	Overland Park, KS 66251 Attn: Paul Reddick